Exhibit 99.1

Cognex Reports Record Results for the Second Quarter of 2017

Machine Vision Company Reports Record Quarterly Revenue, Net Income and Earnings per Share from Continuing Operations

NATICK, Mass.--(BUSINESS WIRE)--July 31, 2017--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter of 2017 (ended July 2, 2017). Table 1 below shows selected financial data for Q2-17 compared to Q2-16, Q1-17 and the first six months of 2017 compared to the first six months of 2016. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1* (Dollars in thousands, except per share amounts)

	Revenue	Net Income from Continuing Operations	Net Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q2-17	$172,904	$56,072	$0.63
Prior year’s quarter: Q2-16	$147,274	$43,014	$0.50
Change from Q2-16 to Q2-17	17%	30%	26%
Prior quarter: Q1-17	$134,942	$45,655	$0.51
Change from Q1-17 to Q2-17	28%	23%	24%
Year-to-Date Comparisons
Six months ended July 2, 2017	$307,846	$101,727	$1.14
Six months ended July 3, 2016	$243,479	$57,899	$0.67
Change from first six months of 2016 to first six months of 2017	26%	76%	70%

*Table 1 excludes the results of discontinued operations, which relate to the company’s Surface Inspection Systems Division (SISD) that was sold on July 6, 2015.

“What a great quarter!” exclaimed Dr. Robert J. Shillman, Founder and Chairman of Cognex. “The highest quarterly revenue in Cognex’s 36-year history came from growth across the broad factory automation market. Equally important is that we also set a new, and ridiculously high, level of profit.”

“Activity at Cognex is at a higher level now than ever before,” said Robert J. Willett, Chief Executive Officer of Cognex. “We are seeing strong demand across a broad range of geographies and markets. It is very gratifying to see that our investments in engineering and sales continue to pay off.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2017

  Revenue for Q2-17 grew 17% from Q2-16 and 28% from Q1-17. Growth year-on-year across a number of industries was partially offset by lower revenue from the consumer electronics industry. On a sequential basis, the largest contributions came from consumer electronics and logistics.
  Gross margin was 78% for Q2-17, 76% for Q2-16 and 79% for Q1-17. Gross margin increased year-on-year due to cost efficiencies related to higher sales volume and an inventory charge in Q2-16 that did not repeat.
  Research, Development & Engineering (RD&E) expenses increased 19% from Q2-16 and 3% from Q1-17. RD&E increased both year-on-year and sequentially due to higher employee-related costs, including the addition of new engineering personnel from the company’s recent acquisitions.
  Selling, General & Administrative (SG&A) expenses increased 23% from Q2-16 and 13% from Q1-17. SG&A increased both year-on-year and sequentially primarily due to higher personnel-related costs. Investments were principally in the sales organization, but also included additions to G&A to support future growth. Commissions, bonus accrual and travel costs increased as a result of higher headcount and growth in the business. Higher stock option expense and spending related to the new ERP system also contributed to the year-on-year increase.
  Investment and other income was $1,969,000 in Q2-17, $1,669,000 in Q2-16 and $2,282,000 in Q1-17. Investment income increased both year-on-year and sequentially, primarily as a result of higher yields on invested balances. Offsetting the increase in Q2-17 is an expense associated with changes to the fair value of contingent consideration related to recent acquisitions. In Q2-16 and Q1-17, the change in fair value generated income.
  The effective tax rate was 9% in Q2-17, 17% in Q2-16 and (16%) in Q1-17. Excluding discrete tax items, the rate was 18% in all periods presented (tax adjustments are summarized in Exhibit 2). Notably, Q1-17 and Q2-17 included a discrete tax benefit of $13 million ($0.15 per share) and $6 million ($0.07 per share), respectively, related to the exercise of employee stock options.

Balance Sheet Highlights – July 2, 2017

  Cognex’s financial position as of July 2, 2017 was very strong, with $765 million in cash and investments and no debt. Cash and investments increased by $20 million from the end of 2016, mainly as the result of $91 million in cash generated from operations and $35 million in cash received from the exercise of employee stock options. Offsetting those increases were $14 million in dividends paid to shareholders, payments of $26 million for recent acquisitions and $62 million spent to repurchase 732,000 shares of Cognex’s common stock. Cognex intends to continue to repurchase shares of its common stock in Q3-17, subject to market conditions and other relevant factors.
  Accounts receivable as of July 2, 2017 increased by $23 million, or 42%, from the end of 2016 due to the substantial revenue increase in Q2-17.
  Inventories increased by $9.5 million, or 35%, from the end of 2016 to support future expected growth.
  The increases as of July 2, 2017 in deferred costs (which are included in Other Assets on the balance sheet in Exhibit 3) and deferred revenue were due to the company’s progress in fulfilling certain purchase orders that are expected to be recognized as revenue largely in Q3.

Financial Outlook – Third Quarter of 2017

  Revenue for Q3-17 is expected to be between $250 million and $260 million. This range represents a substantial increase both year-on-year and sequentially due to higher anticipated revenue from the consumer electronics industry. Cognex believes that the majority of larger consumer electronics orders in 2017 will be recognized as revenue in Q3 as compared to 2016, when they were more evenly split between Q2 and Q3.
  Gross margin is expected to be in the mid-to-high 70% range, closer to the midpoint of the range as compared to the higher end reported in Q2-17.
  Operating expenses are expected to increase by approximately 10% on a sequential basis due to continued investments in growth activities and costs associated with the company’s recent acquisitions.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures
  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, net income and earnings per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. ET today and will be available until 11:59 p.m. ET on Thursday, August 3, 2017. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States) and the access code is 13665687.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products, all of which incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1.5 million vision-based products, representing over $5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, the timing for recognition of revenue, expected areas of growth, emerging markets, future product mix, research and development activities, the impact of acquisitions, further stock repurchases, the Company’s new Enterprise Resource Planning (ERP) system, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 2, 2017	April 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Revenue	$172,904	$134,942	$147,274	$307,846	$243,479
Cost of revenue (1)	37,471	28,225	35,213	65,696	56,181
Gross margin	135,433	106,717	112,061	242,150	187,298
Percentage of revenue	78%	79%	76%	79%	77%
Research, development, and engineering expenses (1)	23,377	22,770	19,671	46,147	40,226
Percentage of revenue	14%	17%	13%	15%	17%
Selling, general, and administrative expenses (1)	52,518	46,521	42,715	99,039	81,053
Percentage of revenue	30%	34%	29%	32%	33%
Operating income	59,538	37,426	49,675	96,964	66,019
Percentage of revenue	34%	28%	34%	31%	27%
Foreign currency gain (loss)	(184)	(263)	330	(447)	230
Investment and other income	1,969	2,282	1,669	4,251	3,013
Income before income tax expense	61,323	39,445	51,674	100,768	69,262
Income tax expense (benefit)	5,251	(6,210)	8,660	(959)	11,363
Net income from continuing operations	$56,072	$45,655	$43,014	$101,727	$57,899
Percentage of revenue	32%	34%	29%	33%	24%
Net loss from discontinued operations	—	—	(255)	—	(255)
Net income	$56,072	$45,655	$42,759	$101,727	$57,644
Percentage of revenue	32%	34%	29%	33%	24%

Basic earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.65	$0.53	$0.51	$1.18	$0.68
Net loss from discontinued operations	—	—	(0.01)	—	—
Net income	$0.65	$0.53	$0.50	$1.18	$0.68

Diluted earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.63	$0.51	$0.50	$1.14	$0.67
Net loss from discontinued operations	—	—	(0.01)	—	(0.01)
Net income	$0.63	$0.51	$0.49	$1.14	$0.66

Weighted-average common and common-equivalent shares outstanding:
Basic	86,639	86,323	85,107	86,480	85,024
Diluted	89,614	89,177	86,806	89,452	86,713

Cash dividends per common share	$0.085	$0.075	$0.075	$0.160	$0.145
Cash and investments per common share	$8.84	$9.02	$7.72	$8.84	$7.72
Book value per common share	$12.15	$11.67	$10.42	$12.15	$10.42

(1) Amounts include stock option expense, as follows:
Cost of revenue	$454	$430	$229	$884	$522
Research, development, and engineering	2,715	2,610	1,397	5,325	3,576
Selling, general, and administrative	4,677	4,443	2,831	9,120	7,163
Total stock option expense	$7,846	$7,483	$4,457	$15,329	$11,261

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands

	Three-months Ended			Six-months Ended
	July 2, 2017	April 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$59,538	$37,426	$49,675	$96,964	$66,019
Stock option expense	7,846	7,483	4,457	15,329	11,261
Operating income (Non-GAAP)	$67,384	$44,909	$54,132	$112,293	$77,280
Percentage of revenue (Non-GAAP)	39%	33%	37%	36%	32%

Net income from continuing operations (GAAP)	$56,072	$45,655	$43,014	$101,727	$57,899
Stock option expense	7,846	7,483	4,457	15,329	11,261
Tax effect on stock option expense	(2,583)	(2,439)	(1,459)	(5,022)	(3,687)
Discrete tax benefit related to employee stock option exercises	(5,787)	(13,167)	(745)	(18,954)	(1,208)
Net income from continuing operations (Non-GAAP)	$55,548	$37,532	$45,267	$93,080	$64,265
Percentage of revenue (Non-GAAP)	32%	28%	31%	30%	26%

Net income from continuing operations per diluted weighted-average common and common-equivalent share (GAAP)	$0.63	$0.51	$0.50	$1.14	$0.67
Share impact of non-GAAP adjustments identified above	(0.01)	(0.09)	0.02	(0.10)	0.07
Net income from continuing operations per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.62	$0.42	$0.52	$1.04	$0.74

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	89,614	89,177	86,806	89,452	86,713

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$61,323	$39,445	$51,674	$100,768	$69,262

Income tax expense (benefit) (GAAP)	$5,251	$(6,210)	$8,660	$(959)	$11,363
Effective tax rate (GAAP)	9%	(16)%	17%	(1)%	16%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(5,787)	(13,167)	(745)	(18,954)	(1,208)
Other discrete tax events	—	(143)	104	(143)	104
Income tax expense excluding tax adjustments (Non-GAAP)	$11,038	$7,100	$9,301	$18,138	$12,467
Effective tax rate (Non-GAAP)	18%	18%	18%	18%	18%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$50,285	$32,345	$42,373	$82,630	$56,795
Percentage of revenue (Non-GAAP)	29%	24%	29%	27%	23%

Net income from continuing operations per diluted weighted-average common and common-equivalent share (GAAP)	$0.63	$0.51	$0.50	$1.14	$0.67
Share impact of non-GAAP adjustments identified above	(0.07)	(0.15)	(0.01)	(0.22)	(0.02)
Net income from continuing operations per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.56	$0.36	$0.49	$0.92	$0.65

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	89,614	89,177	86,806	89,452	86,713

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	July 2, 2017	December 31, 2016
Assets
Cash and investments	$765,326	$745,170
Accounts receivable	78,593	55,438
Unbilled revenue	5,939	2,217
Inventories	36,491	26,984
Property, plant, and equipment	61,196	53,992
Goodwill and intangible assets	130,315	103,592
Other assets	83,138	51,211

Total assets	$1,160,998	$1,038,604

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$65,436	$52,369
Deferred revenue and customer deposits	18,011	8,211
Income taxes	16,294	10,554
Other liabilities	9,281	4,871
Shareholders' equity	1,051,976	962,599

Total liabilities and shareholders' equity	$1,160,998	$1,038,604

Exhibit 4

COGNEX CORPORATION Additional Information Schedule (Unaudited) Dollars in thousands

	Three-months Ended			Six-months Ended
	July 2, 2017	April 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Revenue	$172,904	$134,942	$147,274	$307,846	$243,479

Revenue by geography:
Europe	36%	31%	48%	34%	43%
Americas	33%	31%	28%	32%	32%
Greater China	14%	16%	13%	15%	13%
Other Asia	17%	22%	11%	19%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	96%	95%	96%	95%	95%
Semiconductor and electronics capital equipment	4%	5%	4%	5%	5%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com